EXHIBIT 10

AMENDMENT to LOAN AGREEMENT between
UTAH MEDICAL PRODUCTS LIMITED and BANK OF IRELAND

Bank Of Ireland, Business Banking

Private and Confidential

Our Ref:  LS/901634/1017069  / 08W2334163

Date: 12th March 2008
Regional Business Unit North West / Midlands: Athlone
Branch: Athlone

The Secretary
Utah Medical Products Limited
Utah Medical Products, Inc.
7043 South 300 West
Midvale
UT 84047
Re: Utah Medical Products Limited

Dear Sir/Madam

I am pleased to advise you that, subject to the terms and conditions outlined below and in the attached appendix dated the 12th March 2008 which is deemed to form part of this Offer Letter, Bank of Ireland will make available to Utah Medical Products Limited the following facility/ies:

Amount & Type of Facility

•	€2,620,399 (two million, six hundred and twenty thousand, three hundred and ninety nine euro) by way of Loan. (Renewal)
Purpose

•	Continuation of existing facility on terms and conditions previously accepted by Utah Medical Products Limited.
Interest Rate

The rate(s) set out in this Offer Letter are indicative only in respect of the new facilities detailed and are subject to change between the date of this Offer Letter and the actual drawdown of the facility.  The actual rate will be determined on drawdown and subsequent roll-over dates (if applicable) and as set out in Clause 5 of the standard Terms and Conditions set out in the Appendix hereto.

•
The Interest Rate applicable is a fixed money market rate.  Money market rates are calculated by totalling the following:-
(A)
The Bank's Cost of Funds for the selected period. The actual rate will be determined with reference to the market on the date of drawdown. If EURIBOR is utilised the actual rate will be determined with reference to the market two days prior to drawdown
(B)
Cost of Liquidity (if applicable)
(C)
The Banks Fixed Margin of 1.1% per annum. Any break costs incurred in amending a fixed rate will be borne by the borrower.  While the actual rate will be determined at date of drawdown, indicative all inclusive rates for a number of fixed interest periods are as follows:-
3 Months:  5.77%                                 6 Months: 5.76%                     12 Months:  5.75%

Terms of Facilities and Repayment

Exact repayments will be determined on date of drawdown based on the interest rate then prevailing.

•
The Loan is repayable over 93 months by way of monthly repayments of €34975.95, commencing one month from renewal. This repayment figure is quoted for information purposes only and is based on the 3-month indicative fixed rate interest rate quoted above.  The actual repayment figure will be determined on the date of drawdown by reference to the interest rate then applying for the selected period.

Arrangement Fee

Following our negotiations, the arrangement fee for this facility is waived.

Security

Any security held now, or at any future time, shall be security for all the liabilities present and future howsoever arising, of the Borrower to the Bank.

Security currently held, and/or that required for the above facility is as listed below:

SECURITY HELD
Following full and final discharge by the Customer of the loan facility and any other Bank facilities secured by this security, any security documentation conferring ownership rights is being held in safekeeping by the Bank, until we receive a written request for release of the same by the customer, or at the option of the Bank, may be returned to the Customer or the Customer's solicitor or in the event that the security was obtained from a loan Guarantor, the Guarantor or the Guarantor's solicitor.

•
Letter of Guarantee from National Association, Seattle guaranteeing the Borrower's liabilities in the amount of €4,500,000 in respect of principal together with interest and costs accrued thereon. (To be released upon perfection of the new Guarantee below)

ADDITIONAL SECURITY REQUIRED

•	Letter of Guarantee from Utah Medical Products, Inc. guaranteeing the Borrower's liabilities in the amount of *Eur2,621,000 in respect of principal together with interest and costs accrued thereon.

Legal and Other Fees:

It is understood that any Legal or other Fees, including Valuation Fees incurred in perfecting the Security or any other requirements will be payable by the borrower whether or not any funds are advanced.

Conditions Precedent to Drawdown

In addition to the Conditions Precedent to drawdown, contained in the Appendix, the Bank shall not be obliged to allow any drawdown of the above facilities unless at the time of so doing, it is satisfied that:

1.	Security as outlined above to be in place in a manner acceptable to the Bank and its Legal Advisors prior to drawdown of the facility.

2.	Security to be taken by the Bank’s Legal Advisors or solicitors nominated by them & the proposed wording of the guarantee to be approved by the US Legal Advisors nominated by the bank.

Covenants

By acceptance of the facilities as detailed above, and without prejudice to the demand nature of the Facility the Borrower undertakes that during their continuance and until all amounts outstanding have been repaid:

1.	To comply with all covenants, undertakings and provisions set out in the attached appendix.

2.	Any financial information that the Bank may reasonably require from time to time to be supplied to the Bank.

Standard Terms and Conditions

If there is any conflict between the terms of this Offer Letter and the attached Standard Terms and Conditions, the terms of this Offer Letter will prevail.

Review Date

Irrespective of the term of the facilities, the Bank will normally review the facilities at least annually to assess the ongoing viability of the proposition and the underlying Business. In some circumstances, the Bank may set review dates, at its discretion, on a more frequent basis.

Unless circumstances change warranting an earlier review, the above facilities will be formally reviewed again by 22nd February 2009. However, if I can be of any assistance at any stage in the intervening period, please do not hesitate to contact me.

Acceptance

In order to signify your acceptance of the foregoing facilities on the terms and conditions outlined above and in the attached appendix, the duplicate letter should be accepted on behalf of Utah Medical Products Limited and returned to this office within 21 days of the date hereof.

This offer will remain valid for 90 days from the date of this letter, after which date this offer shall lapse without any liability or commitment on our part.

Yours faithfully

_________________________________
Dermot Freehill
Senior Business Manager

FORM OF ACCEPTANCE

I/We have read and agree to be bound by and fully accept all of the terms and conditions contained in this Offer Letter and in the appendix to this Offer Letter.  Accepted for and on behalf of  Utah Medical Products Limited pursuant to a resolution of the Board of Directors

dated the	1	4	(day of)	0	3	(month)	2	0	0	8	(year).

	/s/ Kevin L. Cornwell	DATE	1	4	0	3	2	0	0	8
Authorised Signatory			D	D	M	M	Y	Y	Y	Y
	/s/ Paul O. Richins	DATE	1	4	0	3	2	0	0	8
Authorised Signatory			D	D	M	M	Y	Y	Y	Y

Warning, if you do not meet the loan repayments of your loan, your account will go into arrears. This may affect your credit rating.

Appendix to Offer Letter Dated 12th March 2008 to Utah Medical Products Limited

TERMS AND CONDITIONS

DEFINITIONS

Associate is defined as a company in which any member of the Group holds, or may in the future hold, more then twenty per cent, but not exceeding fifty per cent, of the issued voting share capital.

Bank means The Governor and Company of the Bank of Ireland, otherwise referred to as Bank of Ireland.

Bank Debt is defined as a monetary obligation to any financial institution whatsoever.

Business Day is defined as any day on which Banks are generally open for business in Ireland.

Environmental Law means all circulars, codes of practice, guidance notices, legislation orders or regulations, including statutory modifications and re-enactments thereof, concerning the protection of the environment and the control of pollution, whether or not having the force of law, and whether imposed in Ireland, or by an association, community, federation, or other organisation of which Ireland is a member.

Environmental Licence means any approval, authorisation, consent, licence or permit required by Environmental Law.

Group is defined as all those bodies corporate which are Subsidiary or Associate companies of the Borrower or the Borrower’s ultimate Holding Company (if any), and a member of the Group shall be construed accordingly.

Holding Company is defined in Section 155 of the Companies Act 1963, or analogous provisions of law.

Liquidity means such additional percentage rate as the Bank shall determine to be necessary to compensate the Bank for the cost to the Bank during the term of the facility of funding, or maintaining a facility, in the relevant amount by reason of the Liquidity Requirement relative to such period.

Liquidity Requirement means any liquidity, reserve ratio, special deposit or similar requirement (or other requirement having the same or similar purpose) of any Regulatory Authority, whether or not having the force of law with which the Bank has complied.

Regulatory Authority includes the European Central Bank, the Financial Regulator, the Revenue Commissioners and any other regulatory authority in or of Ireland or any federation, community, association or organisation of which Ireland shall be a member and any regulatory authority of any place from which the Bank obtains resources for funding or maintaining a facility in the relevant amount.

Subsidiary is defined in Section 155 of the Companies Act 1963, or analogous provisions of law.

Any reference in this appendix to the Offer Letter includes a reference to the Offer Letter bearing the above date and this appendix.

1. Conditions precedent to drawdown

The Bank will not be obliged to perform its obligations under this Offer Letter, unless at the time of so doing it is, in its absolute discretion satisfied that:

(i)	Security/drawdown requirements as outlined herein, have been completed and executed in a form, or manner and content acceptable to the Bank and its legal advisers.

(ii)	No material adverse change has occurred in the Borrower’s business, undertaking, assets or financial condition since the date of its latest Annual Accounts as provided to the Bank.

(iii)	That the Offer Letter has been duly executed by the Borrower(s).

(iv)
The borrower has fulfilled all of the Bank of Ireland’s requirements regarding the opening and operating of Accounts including any requirements concerning the prevention of money laundering as contained within the provisions of the Criminal Justice Act 1995 and in compliance with the Anti Money Laundering (AML) identification documentation and Personal Customer Identification Forms (PCIF) requirements.

2. Representations and Warranties

The Borrower hereby represents and warrants to the Bank that:

(i)
The execution and delivery of this Offer Letter will not contravene its Memorandum and Articles of Association nor any agreement indenture or other instrument, which is binding upon it, or any member of the Group.

(ii)
Neither it nor any member of the Group is engaged nor about to engage in any litigation or arbitration of any material importance and to the best of the knowledge information and belief of the Borrower no such litigation or arbitration is pending or threatened against it or any members of the Group.

(iii)	It has, and each member of the Group has complied with all directives, laws, orders, regulations, statutes, statutory instruments or other requirements howsoever arising.

On each drawing and rollover of facilities referred to in the Offer Letter, the Representations and Warranties outlined above are deemed to be repeated.

3. Security

Any security held now, or at any future time, shall be security for all liabilities of the Borrower to the Bank.

By acceptance of this Offer Letter the Borrower agrees and acknowledges that the security listed in the Offer Letter (whether as security held or as security required or otherwise described) shall be security for all monies, obligations and liabilities, actual or contingent which now or at any time shall become due or owing by the Borrower to the Bank on any account or accounts or in any manner whatsoever whether on foot of bills of exchange, promissory notes, loans, credits, advances, leasing, guarantees, indemnities, interest commission, discount liability in connection with foreign exchange transactions, Bank charges and expenses or otherwise howsoever and whether the Borrower shall be liable therefore alone or jointly with any other person or persons as principal or surety and whether such amounts owing be in respect of principal, interest or otherwise. Accordingly, the list of security held and security required or security otherwise described as set out in the Offer Letter is deemed to be incorporated in every Facility Letter or other agreement concerning the indebtedness of the Borrower to the Bank which has been entered or shall be entered into between the Borrower and the Bank from time to time and is deemed to be required as security for the indebtedness of the subject thereof. The foregoing two sentences are without prejudice to the terms and conditions of the security listed in the Offer Letter and to the Bank’s rights and remedies thereunder or otherwise.

Unless written request is received from the customer, any security documentation conferring ownership rights will be held as safekeeping by the Bank.

4. Joint Borrowings

Where an advance is granted in a personal capacity, to two or more persons, the liability to the Bank shall be joint and several. Where the expression “the Borrower” refers to two or more persons, these terms and conditions shall be construed as if they were in the plural mutatis mutandis and the covenants and agreements on the part of the Borrower shall have effect as if they were joint and several covenants and agreements by such persons.

5. Interest

(i) Bank of Ireland Rates:

The rate(s) set out in this Offer Letter, whether fixed or variable will be determined by the Bank by reference to the Borrower’s category, term, purpose and security proposed for the facility. Fixed rates are rates fixed for a period in excess of one year, determined on the date of original drawdown.

- Variable

On a rate change occurring in the Bank of Ireland Variable Rates, (whether Prime or otherwise), the new rate will automatically apply to the facility as and from the date of such change and the Bank will give details thereof to the Borrower in the statement which issues following such rate changes.

- Fixed

Any fixed rate quoted is the prevailing fixed rate as of the date of offer. Due to possible fluctuations in interest rates, the Bank cannot guarantee that the said fixed rate will apply on drawdown. This being the case, the Borrower can decide to accept the fixed rate applying on the date of drawdown or take a variable rate. At the end of a fixed rate period, the Borrower may request the Bank to provide a further fixed rate period, based on the then existing fixed rate or may revert to the normal variable rate.

However, the provision of any further fixed rate period from time to time, or any conversion referred to in Clause 6 (2)(b) hereof, will be at the sole discretion of the Bank. If no further fixed rate period is granted at the end of any particular fixed rate term, the facility will revert to a variable rate. Either way, the new rate applying will be notified to the customer.

On occasion, the Bank, on request, will quote fixed rates which are tied to the money markets. These should be viewed as Market Related Loans for the purpose of liquidity costs, margins, drawdown and rollover procedures. The Cost of Funds will be agreed with the customer on an individual basis prior to drawdown.

(ii) Market Related Rates

These are Market Related Rates and are fixed for periods not exceeding 12 months. The Market Related Rate(s) set out in this Offer Letter will be determined by the Bank, with reference to three components:

(la) Cost of Funds

The rate determined by the Bank on the date of drawdown and calculated by reference to the rate at which the Bank can borrow money on the Euro Interbank Market, for a period corresponding to the relevant interest rate period. The interest rate will be set on the date of drawdown and shall be reset on the first day of each interest rate period.

OR

(1b) EURIBOR

The rate determined by the Bank, two Rate Fixing Days prior to drawdown and calculated by reference to the rate at which Euro Jnterbank term deposits, (quoted for spot value on an adjusted 365 day count basis, for a period corresponding to the relevant interest rate period) are being offered within the EMU zone, by one prime bank to another at 11.00 am. (Brussels time).

Euribor will be quoted to the Bank on a 360 day count basis, adjusted to a 365 day count to take account of existing market practice in Ireland. The amount of interest will vary only to the extent of differences attributable to rounding, when the rate is adjusted from 360 to 365 days.

Euribor can be availed of on any Rate Fixing Day. Rate Fixing Day means any day on which banks are open for general business in Ireland and ‘Target’ is operating. ‘Target’ means the ‘Trans European Automated Real-Time Gross Settlement Express Transfer’ System to facilitate, inter alia, large value inter-bank same day payments, which is scheduled to operate every day excluding Saturdays, Sundays, Christmas Day, 26th December, New Year’s Day, Good Friday, Easter Monday and 1st May.

(2) Liquidity Costs /Reserve Asset Cost

Such additional percentage rate as the Bank shall determine to be necessary to compensate the Bank, for the cost to the Bank, during the period of the facility, of funding or maintaining a facility in the relevant amount, by reason of the Reserve Asset Requirement relative to such period. Reserve Asset Requirement means any liquidity, reserve ratio, special deposit or similar requirement (or other requirement having the same or similar purpose) of any Regulatory Authority, whether or not having the force of Law with which the Bank has complied.

(3) Bank Lending Margin

The margin is as stated earlier in this Offer Letter. Such margin may be increased at any time, at the discretion of the Bank, if, in the opinion of the Bank, there is an Event of Default or failure to complete and deliver security in the form specified in this Offer Letter or where the Bank has permitted drawdown without satisfaction of Conditions precedent in this Offer Letter. Such increase in margin will be notified to the Borrower in writing and will be effective from the date specified therein.

Market Related Drawdown/Rollover Procedures

Drawdowns and rollovers of facilities may only be accommodated on a Business Day. For a facility which will be determined, inter alia, by reference to Euribor, the Bank must be advised on a Business Day, which is two Rate Fixing Days prior to date of the proposed drawdown. For all other facilities, the Bank may be advised on the day of drawdown.

All facilities based on Market Related Rates are subject to interest rate period determined on the date of original drawdown or such other period (i.e. 1, 3, 6 or 12 months), as may be agreed between Banker and Borrower.

On the termination of the original interest rate period and all subsequent interest rate periods determined, unless the Bank is contacted by the Borrower in accordance with these provisions, the Bank will rollover the facility for the same interest rate period, as originally determined, at the prevailing interest rate on the date of rollover, for the relevant interest period.

In the case of a rate being determined, inter alia, by reference to Euribor, the rate applicable will be set two Rate Fixing Days prior to rollover.

The Borrower will be notified in writing of the new interest rate and next rollover date.

Calculation of Interest and Conversions

For all facilities set out in this Offer Letter, the Bank will determine the rate of interest. Interest will be calculated and accrued daily on the basis of a 365 day count and be computed and payable by the Borrower on the daily balance outstanding (after adjustment is made for items in the course of collection) on the facility and shall be compoundable at such quarterly or other periodic rests as the Bank, in its absolute discretion, shall determine and in accordance with the Bank’s practice for accounts, from time to time.

For all facilities subject to a repayment schedule, any variation in the interest rate (whether arising because of an adjustment of interest rates, as between one fixed rate period and another fixed rate period or otherwise) may be accommodated at the discretion of the Bank by way of:

(a)   an adjustment to the amount of the repayments during the remaining period of the facility:

or

(b)  an adjustment of the number of repayments within the remaining period of the facility:

or

(c)  an adjustment in the amount of the final repayment.

If no such adjustment is made, repayments will continue until the facility, together with interest, is repaid notwithstanding that this may alter the period originally envisaged.

As and when it is considered necessary or desirable, the Bank will make such adjustments, amendments or variations to the terms of this letter as it considers appropriate, due to the impact of the third stage of EMU and any consequent changes in market practices, so as to put the Bank in the same position, as far as possible, as it would have been in if no such event had occurred.

Change in the Method of Calculation of Interest for all facilities set out in this Offer Letter

The method for calculating interest and the interest rate may be changed in respect of all facilities from time to time at the Bank’s absolute discretion, whether to take account of a change in prevailing market conventions in Ireland or otherwise. In the event of such change occurring during the continuance of this facility, the Bank will give to the Borrower one month’s prior notice that such change is to take place with effect from the date of expiry of such notice.

6. Early Repayment

(1) Variable Rates

Repayments in excess of those stated in this Offer Letter may be made at any time during the term of a variable rate advance, without penalty.

(2a) Fixed Rates/ Market Related Rates

Early repayments in minimum amounts of EUR10,000 or multiples thereof, are allowed on market related and fixed rate facilities/loans, subject to the provisions under ‘ Funding Sum’ clause below, and to the Borrower providing 3 Business days prior notice, in writing, to the Bank. Any such notice shall be irrevocable and shall oblige the Borrower to repay the amount, on the date specified.

Early repayments will be applied in inverse order of maturity and amounts repaid will not be available for redrawing.

(2b) Funding Sum

There will be a funding sum payment by the Borrower in the event of:

•	early repayment in full

•	partial early repayment(s)

•	conversion to a variable interest rate

•	conversion to another fixed interest rate, within the initial fixed rate period or any further fixed rate period

•	failure to drawdown a facility for which the rate has been booked with the Bank in advance

The funding sum will be the amount calculated by the Bank of all losses, costs and expenses arising from such events. A certificate of an officer of the Bank as to the amount of the funding sum shall be conclusive in the absence of manifest error.

7. Overdrafts

7A. Overdraft Limit

1.      Any overdraft must operate within an authorized credit limit.

2.      A basic requirement is that an overdraft must revert to credit for at least 30 days in all, whether consecutively or otherwise, during the 12 month period from either the date of sanction or from the date of any subsequent new permission, if granted, and for any subsequent twelve month period. Where an overdraft fails to meet the above requirement the interest rate is revised and a higher rate will be charged once for that 12 month period retrospectively. The higher rate will consist of the then applicable interest rate plus 0.5% per annum of the average full overdraft balance which is applied at the following quarters interest posting. The above- mentioned rate may at any time and from time to time be changed by the Bank at its absolute discretion subject to prior approval of the relevant regulatory authority.

 3.     Any and all amounts owing by the Borrower to the Bank from time to time under any overdraft facility whether listed in the Offer Letter or not shall be repayable on the Bank’s demand at any time and the Bank shall be entitled to cancel its commitment to lend to the Borrower or to honour an instruction of the Borrower in relation to any such overdraft facility by such demand.

7B. Interest Set Off

Should the Bank agree to a formal set off arrangement for interest purposes between two or more current accounts, a 1% per annum charge (unless otherwise specified) is payable on the current account balances set off. Interest set off is charged to the Borrower’s account and payable at the same time and in the same manner as the normal interest charge.

7C. Referral Item Fees

Any debit or cheques that cause an account to exceed its approved limit is/are subject to a referral item fee of €4.63 (currently) per item.

8.  Interest Surcharges

8A. Interest Surcharges Rates and amounts on which Interest Surcharges will be charged

An additional interest charge at the rate of 0.75% per month or part of a month (i.e. 9% per annum) subject to a minimum of €2.54 per month will be paid by the Borrower on the following amounts;

(i)	any amount not paid by the Borrower to the Bank by its due date.

(ii)	any amount not repaid on the Bank’s demand where such demand is made in the case of an Overdraft facility or other facility repayable on demand;

(iii)	any outstandings which become repayable by the Borrower to the Bank following the occurrence of an Event of Default pursuant to Clause 12 of these Term and Conditions; and

(iv)
the amount of any overdrawn balance which has not been authorised by the Bank’s prior agreement or any overdrawn balance which is in excess of the overdraft limit authorised by the Bank’s prior agreement.

8B. Periods of Accrual of Interest Surcharge

The additional interest charges provided for above shall accrue;

(i)	in the case of any sum not paid by the Borrower on its due date, from such date until the relevant sum is paid in full;

(ii)
in the case of any sum repayable by the Borrower on the Bank’s demand (and whether such sum is outstanding by way of Overdraft or otherwise), from the date of such demand until the relevant sum is repaid in full;

(iii)
in the case of any outstandings which have become repayable by the Borrower to the Bank pursuant to Clause 12 of these Terms and Conditions (Events of Default), from the date from which such outstandings become payable or repayable to the Bank pursuant to Clause 12 of these Terms and Conditions until such outstandings are repaid or discharged in full;

(iv)	in the case of any unauthorised Overdraft balance or any excess over an authorised Overdraft balance, from the date such unauthorised Overdraft balance or excess occurs until it is repaid in full; and

(v)	in all cases both before and after judgment as appropriate.

8C. Surcharge Interest - Additional

The Borrower shall discharge interest due to the Bank at the rate relevant to the amounts owing by the Borrower to the Bank in addition to any amount of additional interest as provided for in this Clause 8.

8D. When and How Surcharge Interest is Payable

The additional interest charge provided for in this Clause 8 shall be payable by the Borrower to the Bank at the same time and in the same manner as the relevant interest charge, currently quarterly.  Such additional interest shall be charged to the Borrower’s account or accounts with the Bank.

8E. Liquidated Damages

Any such additional interest charge as is provided for in this Clause 8 is intended to constitute liquidated damages to the Bank including compensation for its increased administrative and related general costs occasioned by:

(i)	the Borrower’s default in payment of any amount when due including when such amount becomes due on the Bank’s demand; and or

(ii)	the Borrower causing any unauthorised Overdraft or any unauthorised excess over an authorised Overdraft limit to occur; and or

(iii)	the Borrower otherwise defaulting in respect of the Borrower’s obligation to the Bank.

8F. Change in Interest Surcharges

The rate or minimum amount of additional interest charge provided for in Clause 8A above may at any time and from time to time be changed by the Bank at its absolute discretion, subject to approval by the relevant Regulatory Authority.

In the event of any such change or alteration occurring during the continuance of a facility, the Bank will give the Borrower a minimum of one month’s prior notice that such change or alteration is to take place.

Notice under this Clause 8F. may be given by the Bank to Borrower by any means the Bank considers reasonable.

9. Legal & Other Charges

The Borrower shall pay to the Bank on demand, all legal charges and other costs and expenses in addition to any duty or out-of-pocket expenses incurred by the Bank, in connection with the preparation, negotiation, execution, enforcement and realisation of the facility(ies) or any security held from time to time. The Borrower hereby authorises the Bank to debit any accounts with the Bank or with any other Bank or financial institution in the name of the Borrower with any and all of the foregoing amounts, as they arise from time to time.

Any survey or valuation fees will be the responsibility of the Borrower.

10. Covenants

10.1 The Companies Act 1990 (“the Act”)

(a) Where the Borrower is a limited company, the following covenants will apply:

i.	The Borrower will notify the Bank if restrictions are imposed on any of its shares, pursuant to any section of the Act.

ii.
The Borrower will notify the Bank of any report made by any inspectors, arising from an investigation of the Borrower or its ownership and will provide a copy of the report, if one has been supplied to the Borrower.

iii.	The Borrower will notify the Bank if any Disclosure Order is made, relating to any shares or debentures in the Borrower’s name, pursuant to the provisions of the Act.

iv.	The Borrower will notify the Bank if any director has been the subject of a Declaration Order or a Disqualification Order.

(b) If shares (“The Shares”) in a company are being taken as security, the following covenants will apply:

i.	The Borrower will notify the Bank if any restrictions are imposed on the Shares which it holds by way of security, pursuant to any provisions of the Act.

ii.
The Borrower will notify the Bank and the PLC in which the Shares are held if, during the duration of the facility, the interest of the Borrower in the Shares of the PLC, at any time equals or exceeds 5% of any class of shares in the PLC carrying the rights to vote at general meetings.

iii.	The Borrower will comply with any notice served on him by the PLC to furnish information relating to the Shares of the PLC and to notify the Bank if any such notice has been served on him.

10.2 Environmental Covenant

The Borrower covenants with the Bank that it will obtain all requisite environmental licences, within the meaning of the Environmental Protection Agency Act 1992 as amended, or analogous legislation, and will comply with the terms of all such licences and all other environmental law, concerning the protection of human health or the environment or the conditions of the work place or the generation, transportation, storage or disposal of dangerous substances.

The Borrower will notify the Bank of all communications received in respect of any modification, suspension or revocation of any environmental licence applicable to it and/or any alleged breach of any Environmental Law.

10.3 Environmental Indemnity

The Borrower hereby indemnifies the Bank against any costs or expenses suffered or incurred, which arise by virtue of an act or alleged breach of the Environmental Protection Agency Act 1992 as amended, or analogous legislation or other applicable environmental law concerning the protection of human health or the environment or the conditions of the work place or the generation, transportation, storage or disposal of dangerous substances.

11. Indemnity

By acceptance of this Offer Letter, the Borrower agrees to indemnify the Bank against any liability which might accrue to the Bank for Capital Gains Tax under the terms of Section 56 of the Finance Act 1983, as the same may be amended or varied from time to time.

The Borrower hereby fully indemnifies the Bank from and against:

(i) all unpaid commission, fees, interest, charges (including legal charges), losses, costs and expenses payable in respect of the Borrowers liabilities together with any funding fees, broken funding costs, damages, liabilities or any other amount due or to become due under this Offer Letter and

(ii) any liabilities in connection with interest and foreign exchange transactions or any liability in connection with interest and currency hedging and swap agreements, forward rate agreements, interest and currency futures or options, interest rate caps, interest rate floors, interest rate collars, gilt and cash options and any other forms of financial instruments which may be incurred by the Bank in respect of the Borrower’s liabilities under this Offer Letter arising out of any Event of Default or any drawdown, rollover or repayment/early repayment of the facilities under this Offer Letter or otherwise in connection with these facilities or the security in respect of these facilities or which may be incurred in liquidating or deploying deposits from third parties acquired to make, maintain or fund the facility/facilities (or any part of it/them).

12. Events of Default

Notwithstanding the demand nature of certain facilities, Bank of Ireland reserves the right to terminate its commitment to transact business hereunder and to call for the immediate early repayment of all outstandings on the occurrence of any Event of Default, unless such Event of Default has been waived in writing by the Bank.

The following will constitute an Event of Default:

i.	The breach of any covenant, condition, or term outlined herein (if any), or in associated documentation.

ii.	If the Borrower defaults in the payment of any principal, interest, or other amount payable hereunder when due.

iii.	The death or bankruptcy of the Borrower (if the Borrower is an individual).

iv.	If any security over the assets of the Borrower or part thereof, becomes enforceable, whether or not the security-holder thereof takes any steps to enforce the same.

v.
If the Borrower, or any member of the Group, stops, or threatens to stop, payment to its creditors, or ceases, or threatens to cease to carry on its business, or any part thereof, or changes the nature of its business, or any part thereof, which is material to the Borrower and/or any member of the Group.

vi.
If an Order is made or an effective resolution is passed for the winding up of the Borrower or any member of the Group, other than for the purpose of amalgamation or reconstruction, the terms of which have been agreed by the Bank.

vii.	If a Receiver is appointed over any of the assets of the Borrower or any member of the Group.

viii.
If a petition is presented before any competent court, or an Order made, or a notice published or issued by any competent court or any analogous proceeding, or any action whatsoever is taken for the appointment of an Administrator, an Administrative Receiver, an Examiner, a Liquidator, a Receiver, a Trustee or any similar Officer to the Borrower or any related Company or any member of the Group, or over all or a substantial part of the assets of any Related Company. A Related Company will have the meaning ascribed to it in Section 4 (5) of the Companies (Amendment) Act 1990.

ix.
If a petition is presented for the winding up of the Borrower or any member of the Group by the appropriate Minister, on foot of an investigation, or where a Court decides to make an Order for the winding up of the Borrower or any member of the Group, under the provisions of the Companies Act 1990.

x.	If, in the opinion of the Bank, there occurs any material adverse change in the Borrower’s business, undertaking, assets or financial condition.

xi.
If it becomes impossible or unlawful for the Borrower or the provider of security, to comply with or fulfill any of its obligations in this letter, or for the Bank to exercise any of its rights or powers.

xii.
If a guarantee, indemnity or letter of credit, which is being relied upon by the Bank ceases, for any reason, to be in full force or effect or if a party providing such a guarantee, indemnity or letter of credit notifies or purports to notify the Bank of his, her or its intention to terminate his, her or its liability thereunder.

xiii.	If any provision of this letter is, or becomes invalid or unenforceable.

xiv.	If the Bank becomes aware that restrictions have been imposed on any shares of the Borrower, pursuant to the provisions of the Companies Act 1990.

xv.	If a Disclosure Order is made, which relates to any shares or debentures of the Borrower, pursuant to the provisions of the Companies Act 1990.

xvi.	If a Declaration Order or a Disqualification Order is made under the Companies Act 1990, affecting a Director of the Borrower.

xvii.
If the Borrower does not comply with all licenses necessary for the conduct of his/her/its business in a lawful manner, and without prejudice to the generality of the foregoing, all applicable Environmental Laws or Environmental Licences and that non-compliance has, in the opinion of the Bank, a material adverse affect on its financial condition or on its ability to perform its obligations under this letter.

xviii.
If any indebtedness or obligation of the Borrower, or any member of the Group responsible for the repayment of any part of Bank debt, becomes due and payable prior to the specified due date, as a result of any default thereunder or is otherwise not paid when due.

xix.	If any event similar or analogous to those set in paragraphs (i) to (xviii) occurs which affects a person providing a guarantee, indemnity or letter of credit relied upon by the Bank.

xx.	If you do not meet the loan repayments of your loan, your account will go into arrears. This may affect your credit rating.

13. European Investment Bank Funding

Where any part of the above facilities has been funded by way of advance from the European Investment Bank (“EIB”) to the Bank:-

1.	The Borrower shall use the facility exclusively for the purpose outlined above

2.
The Borrower shall from time to time permit persons appointed by the EIB to inspect sites, installations and works on which any part of the facilities provided herein have been expended and will provide such persons with all the necessary information and assistance for the purposes of their inspection.

3.	The Borrower shall comply with any Environmental Law

4.	The Borrower shall confirm to the Bank that the Borrower is not a defendant in proceedings brought by the European Commission

14. No Assignment

The Company shall not be entitled to assign the benefit of this Offer Letter.

The Bank shall be entitled to transfer and/or assign the benefit of this Offer Letter and the benefit of the security outlined in this Offer Letter to any subsidiary of the Bank or any other Bank or company. This Offer Letter shall enure to the benefit of the successors, transferees and assigns of the Bank.

15. Disclosure of Information

The Bank may make appropriate enquiries in relation to and arising from the offer and may disclose information relating to the facilities to any credit reference bureau or agency.

The Bank is hereby authorised to disclose information relating to the facilities or any security held to any person acting as agent of the Bank in connection with the facilities or any such security held.

The Borrower irrevocably authorises and consents to any future transfer or assignment of the debt and any security held, as part of a loan transfer and securitisation scheme or otherwise and to the disclosure of any information relating to the debt and any security held to the transferee, assignee or other party, whether in connection with a loan transfer or securitisation scheme or any other type of transfer or assignment.

To the extent that any of the information referred to in the foregoing paragraphs constitutes personal data, within the meaning of the Data Protection Act 1988 as amended, the Borrower agrees that the foregoing authorisations shall constitute appropriate consent for the purposes of the Data Protection Act 1988 as amended.

16. Notice Provisions

Any notice or demand to be given hereunder shall be in writing and shall be deemed duly given, upon being left at the Borrower’s last known address or registered office or place of business or 48 hours after having been posted by pre-paid post to the Borrower at the Borrower’s last known address or registered office or place of business.

17. Law and Jurisdiction

This Offer Letter shall be governed by and construed in accordance with the laws of Ireland.

The Borrower hereby irrevocably submits to the jurisdiction of the Courts in Ireland for all purposes of the Offer Letter.

The Borrower irrevocably agrees that nothing herein shall preclude the right to bring proceedings in any other Court of competent jurisdiction as the Bank may elect and that legal proceedings in any one or more jurisdiction shall not prejudice legal proceedings in any other jurisdiction.